EXHIBIT 99.1

Dionex Reports Record First Quarter Net Sales and Earnings Per Share

SUNNYVALE, Calif., Oct. 29, 2008 (GLOBE NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX) today announced record results of operations for the first quarter ended September 30, 2008.

Net sales for the first quarter of fiscal year 2009 were $93.4 million, an increase of 13% compared with the $82.4 million reported in the first quarter of last year. Currency fluctuations increased sales by $4.9 million, or 6 percentage points, for the first quarter compared with the same period last year. Operating income for the first quarter of fiscal year 2009 was $19.5 million, an increase of 22%, compared with $16.0 million in the first quarter of last year. Diluted earnings per share for the quarter were $0.64, an increase of 21% compared with the $0.53 reported in the same quarter of last year.

During the first quarter of fiscal year 2009, the Company repurchased 201,584 shares of its common stock for $13.3 million. In the first quarter of fiscal 2008, the Company repurchased 257,825 shares of its common stock for $18.6 million. In addition, the Company announced today that its Board of Directors has approved the open market stock repurchase of up to an additional 1,000,000 shares of its common stock. This amount supplements the remaining 343,135 shares under the Company's share repurchase programs previously announced.

Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, "We are very pleased with the way that we started this fiscal year. We reported the highest first quarter sales in the Company's history, growing 13%. We reported very strong growth in our operating profit and earnings in the first quarter and our earnings per share exceeded the high end of our guidance.

"Sales in North America were up slightly in the quarter after very strong growth in the first quarter of last fiscal year. Sales growth in Europe was 15% in reported dollars and 4% in local currency showing a good, solid recovery from a slower start into this fiscal year. Sales in our Asia/Pacific region grew over 20% this quarter in both reported and local currency showing strong growth in virtually all countries; notably in Japan, China, India and Australia.

"Compared to the first quarter of last year, we saw increased demand from customers in all of our various markets, including very strong demand from our food and beverage customers.

"We saw continued strong growth in sales of our ion chromatography products in the first quarter compared to the same quarter last year with sales growing in the mid-teens on a percentage basis, driven by all three global regions and by strong demand for both our systems and consumables products. Our HPLC product line sales grew in the mid-single digits for the quarter supported by solid growth in all three regions.

"We believe that we are well positioned for continued solid organic sales and earnings growth in the remainder of fiscal year 2009. We are maintaining our forecasted organic sales growth of 6-8%. Since our last conference call, the U.S. dollar has strengthened significantly, particularly in the last 30 days. For example, the U.S. dollar has strengthened from $1.55/Euro to $1.27/Euro. Given the dramatic change in currency rates, we are adjusting our reported U.S. dollar sales and diluted earnings per share estimates. Our estimates are based on the following assumptions: (1) currency rates will have a negative 3-4 percent points impact on our reported sales for fiscal year 2009, if currency rates stay as they are now; (2) our gross margin will be in the range of 65%-67% in fiscal 2009; and (3) our tax rate for fiscal year 2009 should be in the range of 35%-36%. Thus, we estimate that net sales will be in the range of $100-$102 million for the second quarter and $385-$393 million for the full fiscal year 2009. We estimate that GAAP diluted earnings per share will be in the range of $0.82-$0.85 for the second quarter and in the range of $2.96-$3.08 for the full year."

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Management of the Company will discuss the first quarter results in a conference call on Wednesday, October 29, 2008, at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Thursday, October 30, 2008 until 5:00 p.m. PT, Wednesday, December 31, 2008.

Certain statements contained herein or made in the quarterly conference call that are not purely historical are forward-looking statements. Factors that may cause actual results to differ from these statements are foreign currency fluctuations, competition from other products, economic conditions in the areas in which the company sells its products, and demand for analytical instrumentation. These factors and other risks and uncertainties are discussed in greater detail in the Company's most recent reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

                           DIONEX CORPORATION
               CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (In thousands, except per share amounts)
                              (Unaudited)

                                                     Three Months Ended
                                                        September 30,
                                                        2008      2007
                                                     --------  --------
  Net sales                                          $ 93,435  $ 82,423
  Cost of sales                                        30,724    28,696
                                                     --------  --------
  Gross profit                                         62,711    53,727
                                                     --------  --------

  Operating expenses:
    Selling, general and administrative                36,197    31,156
    Research and product development                    7,029     6,601
                                                     --------  --------
      Total operating expenses                         43,226    37,757
                                                     --------  --------

  Operating income                                     19,485    15,970

  Interest income, net                                    185       467
  Other income (expense)                                 (613)     (751)
                                                     --------  --------

  Income before taxes on income                        19,057    15,686
  Taxes on income                                       7,241     5,536
                                                     --------  --------
      Net income                                     $ 11,816  $ 10,150
                                                     ========  ========

  Basic earnings per share                           $   0.65  $   0.54
                                                     ========  ========
  Diluted earnings per share                         $   0.64  $   0.53
                                                     ========  ========

  Shares used in computing per share amounts:
    Basic                                              18,068    18,765
                                                     ========  ========
    Diluted                                            18,547    19,294
                                                     ========  ========

                         DIONEX CORPORATION
               CONDENSED CONSOLIDATED BALANCE SHEETS
              AT SEPTEMBER 30, 2008 AND JUNE 30, 2008
                           (In thousands)
                            (Unaudited)

                                           September 30,     June 30,
                                               2008            2008
                                          -------------     ---------
 ASSETS

  Current assets:
   Cash, cash equivalents and short term
    investments                              $  65,443      $  75,701
   Accounts receivable, net                     69,102         74,436
   Inventories                                  32,274         31,627
   Other current assets                         24,469         25,276
                                              --------      ---------

     Total current assets                      191,288        207,040

  Property, plant and equipment, net            70,779         72,335
  Goodwill and other intangible assets          33,879         33,133
  Other assets                                  17,022         17,922
                                             ---------      ---------
                                             $ 312,968      $ 330,430
                                             =========      =========
 LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:
   Notes payable                             $  25,074      $  21,805
   Accounts payable                             15,549         16,086
   Accrued liabilities                          47,358         53,563
   Income taxes payable                          4,030          5,873
   Accrued product warranty                      3,255          3,444
                                             ---------       --------

     Total current liabilities                  95,266        100,771

  Deferred income taxes and other               29,527         32,910
  Stockholders' equity                         188,175        196,749
                                             ---------      ---------
                                             $ 312,968      $ 330,430
                                             =========      =========

CONTACT:  Dionex Corporation
          Craig McCollam
          408-481-4107